CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,890,000	$335.82
(1)  Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Pursuant to Rule 457(p) under the Securities Act, the $2,333,280.91 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $335.82 is offset against the registration fee due for this offering and of which $2,332,945.09 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	November 25, 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0300 Filed Pursuant to Rule 424(b)(2) Registration No. 333-192302
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019
Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

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The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the U.S. dollar relative to the euro as measured from the initial exchange rate to the final exchange rate.

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The securities offer leveraged exposure to the potential appreciation of the U.S. dollar against the euro. If the U.S. dollar appreciates against the euro (i.e., the initial exchange rate is greater than the final exchange rate and therefore the currency return is positive), you will receive 200% of the positive currency return at maturity. However, if the U.S. dollar depreciates against the euro (i.e., the initial exchange rate is less than the final exchange rate and therefore the currency return is negative), you will incur a loss at maturity equal to the less of that depreciation and 5%. The securities provide a minimum payment of $950 per security at maturity. See “How the EUR/USD Exchange Rate and the Currency Return Formula Work” in this pricing supplement for important information about the currency exposure that the securities provide.

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In order to obtain the currency exposure that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity, (ii) the risk of not receiving any amount due under the securities if we default on our obligations and (iii) the risk that investors will receive the minimum payment of $950 per security at maturity (representing a 5% loss) and no interest for the full five year term of the securities. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Aggregate stated principal amount:	$2,890,000
Stated principal amount:	$1,000 per security
Pricing date:	November 25, 2014
Issue date:	December 1, 2014
Valuation date:	November 25, 2019, subject to postponement as set forth under “Additional Terms of the Securities” in this pricing supplement
Maturity date:	December 2, 2019, subject to postponement as set forth under “Additional Terms of the Securities” in this pricing supplement
Payment at maturity:
At maturity, for each $1,000 security you then hold, you will receive an amount in U.S. dollars determined as follows:

•      If the currency return is greater than zero:
$1,000 + ($1,000 × leverage factor × currency return)

•      If the currency return is zero or negative but greater than -5%:
$1,000 + ($1,000 × currency return)

•      If the currency return is negative and equal to or less than -5%: the minimum return amount

If the currency return is negative (which means that the U.S. dollar has depreciated against the euro), you will lose 1% of your stated principal amount for every 1% of that negative currency return and you may lose up to 5% of your stated principal amount. You should not invest in the securities unless you are willing and able to bear the risk of losing up to $50 per security.  Because the currency return is calculated by subtracting the final exchange rate from the initial exchange rate and dividing the resulting number by the initial exchange rate, the maximum currency return is 100%, and consequently the maximum payment at maturity is $3,000 per security.

Initial exchange rate:	1.2424, the EUR/USD exchange rate on the pricing date
Final exchange rate:	The EUR/USD exchange rate on the valuation date
Currency return:	A percentage equal to the (i) initial exchange rate minus final exchange rate divided by (ii) initial exchange rate
EUR/USD exchange rate:
On any date, the exchange rate between the U.S. dollar and the euro (“EUR”), expressed as a number of U.S. dollars per 1 euro, as determined by reference to Reuters page “ECB37” at approximately 2:15 p.m., Frankfurt time, on such date, except as otherwise specified under “Additional Terms of the Securities” in this pricing supplement

Leverage factor:	200.00%
Minimum return amount	$950 per security (95% of the stated principal amount)
Listing:	The securities will not be listed on any securities exchange
Calculation agent:	Citibank, N.A., an affiliate of the issuer
CUSIP / ISIN:	1730T03G2 / US1730T03G29 (The CUSIP / ISIN for these securities has been changed. The CUSIP initially provided for these securities was 1730T03E7 and the ISIN was US1730T03E70).
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$12.50	$987.50
Total:	$2,890,000.00	$36,125.00	$2,853,875.00
(1) On the date of this pricing supplement, the estimated value of the securities is $944.10 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the following hyperlink:

Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits or savings accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

How the EUR/USD Exchange Rate and the Currency Return Formula Work

The payment at maturity on the securities will depend on the percentage change in the exchange rate between the U.S. dollar and the euro from the initial exchange rate to the final exchange rate. The EUR/USD exchange rate is expressed as a number of U.S. dollars needed to purchase 1 euro. Because the EUR/USD exchange rate is expressed this way, an increase in the EUR/USD exchange rate will mean that the U.S. dollar has depreciated against the euro, because it will mean that it takes more U.S. dollars to purchase 1 euro. Conversely, a decrease in the EUR/USD exchange rate will mean that the U.S. dollar has appreciated against the euro, because it will mean that it takes fewer U.S. dollars to purchase 1 euro.

In order for you to receive a positive return on the securities at maturity, the U.S. dollar must appreciate against the euro, as measured from the initial exchange rate to the final exchange rate. This means that, in order for you to receive a positive return on the securities at maturity, the initial exchange rate must be greater than the final exchange rate. If the initial exchange rate is less than the final exchange rate, this will mean that the U.S. dollar has depreciated against the euro, and you will incur a loss on your investment in the securities equal to the percentage change in the EUR/USD exchange rate, subject to the minimum return amount.

For purposes of the securities, the performance of the U.S. dollar relative to the euro will be measured based on the currency return formula set forth on the cover page of this pricing supplement, which is based on the percentage change from the initial exchange rate to the final exchange rate. This method of measurement is not the only way in which the performance of the U.S. dollar relative to the euro could be measured, and this method may result in a less favorable return on the securities than the return that would have been achieved had another method of measurement been used. In particular, it is important to understand that the currency return formula used by the securities will not represent the return that would be achieved by converting euros into U.S. dollars at the initial exchange rate, holding those U.S. dollars for the term of the securities and then converting those U.S. dollars back into euros at the final exchange rate. We refer to that type of return as a “conversion return,” which would be calculated as the percentage obtained by dividing (i) the initial exchange rate minus the final exchange rate by (ii) the final exchange rate. The currency return formula used by the securities will produce smaller gains and greater losses as compared to a formula based on a conversion return.

One consequence of the currency return formula used by the securities is that, without the minimum return amount provided by the securities, it is possible for you to lose all of your investment in the securities in circumstances in which the U.S. dollar has not lost all of its value relative to the euro. For example, if the EUR/USD exchange rate doubles from the initial exchange rate to the final exchange rate, that would mean that the U.S. dollar has lost half of its value relative to the euro. However, in that circumstance, the currency return as measured for purposes of the securities would be –100%, and you would lose all of your investment but for the minimum return amount provided by the securities. As a result, the currency return formula will more likely produce a greater loss on your securities (up to a -5% return) than the percentage loss of U.S. dollar value relative to the euro. Another consequence of the currency return formula used by the securities is that the U.S. dollar will need to appreciate by more than 1% as measured by a conversion return in order to achieve a 1% appreciation as measured under the currency return formula used by the securities. You should not invest in the securities unless you fully understand and can accept the significant drawbacks associated with using the currency return formula set forth on the cover page of this pricing supplement to determine your return on the securities.

Your return on the securities will also differ from the return that could be achieved on a direct investment in the U.S. dollar in that you will not receive interest on your investment in the securities. Had you invested directly in the U.S. dollar, you could have received interest at the prevailing rate for the U.S. dollar for the term of that investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical currency returns. The table and examples that follow illustrate various hypothetical payments at maturity on the securities assuming various hypothetical final exchange rates.

November 2014	PS-2

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

Currency Linked Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final exchange rate. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. In reviewing the table and examples, bear in mind that an increase in the EUR/USD exchange rate represents a depreciation of the U.S. dollar relative to the euro, and that a decrease in the EUR/USD exchange rate represents an appreciation of the U.S. dollar relative to the euro.

Hypothetical Final Exchange Rate	Hypothetical Currency Return(1)	Hypothetical Payment at Maturity	Hypothetical Total Return on the Securities at Maturity(2)
0.0000	100.00%	$3,000.00	200.00%
0.1242	90.00%	$2,800.00	180.00%
0.2485	80.00%	$2,600.00	160.00%
0.3727	70.00%	$2,400.00	140.00%
0.4970	60.00%	$2,200.00	120.00%
0.6212	50.00%	$2,000.00	100.00%
0.7454	40.00%	$1,800.00	80.00%
0.8697	30.00%	$1,600.00	60.00%
0.9939	20.00%	$1,400.00	40.00%
1.1182	10.00%	$1,200.00	20.00%
1.1803	5.00%	$1,100.00	10.00%
1.2424	0.00%	$1,000.00	0.00%
1.2672	-2.00%	$980.00	-2.00%
1.2921	-4.00%	$960.00	-4.00%
1.3045	-5.00%	$950.00	-5.00%
1.3666	-10.00%	$950.00	-5.00%
1.4909	-20.00%	$950.00	-5.00%
1.6151	-30.00%	$950.00	-5.00%
1.7394	-40.00%	$950.00	-5.00%
1.8636	-50.00%	$950.00	-5.00%
1.9878	-60.00%	$950.00	-5.00%
2.1121	-70.00%	$950.00	-5.00%
2.2363	-80.00%	$950.00	-5.00%
2.3606	-90.00%	$950.00	-5.00%
2.4848	-100.00%	$950.00	-5.00%
(1) Hypothetical currency return = initial exchange rate minus final exchange rate, divided by initial exchange rate
(2) Hypothetical total return on the securities at maturity = hypothetical payment at maturity minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

November 2014	PS-3

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

Example 1—Upside Scenario.  The hypothetical final exchange rate is 1.1430. In this scenario, the currency return would be calculated as follows:

Currency return =	initial exchange rate – final exchange rate	=	1.2424 – 1.1430	= 8.00%
	initial exchange rate		1.2424

Payment at maturity per security = $1,000 + ($1,000 × the leverage factor × currency return)
= $1,000 + ($1,000 × 200.00% × 8.00%)
= $1,000 + $160.00
= $1,160.00

In this scenario, the U.S. dollar has appreciated against the euro from the initial exchange rate to the hypothetical final exchange rate. Because the currency return is positive, your payment at maturity would be equal to the $1,000 stated principal amount per security plus the $1,000 stated principal amount times the currency return times the leverage factor, or $1,160.00 per security.

Example 2—Downside Scenario A.  The hypothetical final exchange rate is 1.2921. In this scenario, the currency return would be calculated as follows:

Currency return =	initial exchange rate – final exchange rate	=	1.2424 – 1.2921	= –4.00%
	initial exchange rate		1.2424

Payment at maturity per security = $1,000 + ($1,000 × currency return), subject to the minimum return amount of $950 per security
= $1,000 + ($1,000 × –4.00%), subject to the minimum return amount of $950 per security
= $960.00

In this scenario, because the U.S. dollar has depreciated against the euro by 4.00% from the initial exchange rate to the hypothetical final exchange rate, and therefore the currency return is greater than -5%, you would incur a 4.00% loss on your investment in the securities, and your payment at maturity would be equal to the $1,000 stated principal amount per security plus the $1,000 stated principal amount times the currency return, or $960.00 per security.

Example 3—Downside Scenario B.  The hypothetical final exchange rate is 1.4909. In this scenario, the currency return would be calculated as follows:

Currency return =	initial exchange rate – final exchange rate	=	1.2424 – 1.4909	= –20.00%
	initial exchange rate		1.2424

Payment at maturity per security = $1,000 + ($1,000 × currency return), subject to the minimum return amount of $950 per security
= $1,000 + ($1,000 × –20.00%), subject to the minimum return amount of $950 per security
= $950

In this scenario, because the U.S. dollar has depreciated against the euro by more than 5% from the initial exchange rate to the hypothetical final exchange rate and therefore the currency return is less than -5%, you would incur a loss at maturity of 5% and your payment at maturity would be equal to the minimum return amount of $950.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the exchange rate between U.S. dollar and the euro. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should read the risk factors below together with the risk factors contained in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may not receive any return on your investment in the securities and you may lose up to 5% of your investment. You will receive a positive return on your investment in the securities only if the U.S. dollar appreciates relative to the euro from the initial exchange rate to the final exchange rate (i.e., the initial exchange rate is greater than the final exchange rate). If the initial exchange rate is less than the final exchange rate, you will lose 1% of the stated principal amount of the securities for every 1% decline in the currency return and you may lose up to 5% of your investment. As the

November 2014	PS-4

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

securities do not pay any interest, if the U.S. dollar does not appreciate sufficiently relative to the euro from the initial exchange rate to the final exchange rate over the term of the securities, the overall return on the securities may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

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Due to the way in which the currency return is calculated, the currency return is capped at 100%. Because the currency return is calculated by subtracting the final exchange rate from the initial exchange rate and dividing the resulting number by the initial exchange rate, the maximum currency return is 100%, and consequently the maximum payment at maturity is $3,000 per security.

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Although the securities limit your loss at maturity to 5%, you may nevertheless suffer additional losses on your investment in real value terms if the value of the U.S. dollar relative to the euro declines or does not appreciate sufficiently from the initial exchange rate to the final exchange rate. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment or that may result in a loss, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

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The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

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Your return on the securities may be less than the return you could have achieved on other means of gaining exposure to the U.S. dollar. For example, if the U.S. dollar depreciates relative to the euro, your loss on the securities will be greater than the loss you would have realized had you made a direct investment in U.S. dollar—that is, had you converted U.S. dollars into euros at the initial exchange rate, held those U.S. dollar for the term of the securities and then converted those U.S. dollars back into euros at the final exchange rate. The greater the depreciation, the greater the difference will be between your losses on the securities and the losses that would have resulted from a direct investment. If the U.S. dollar were to lose half of its value relative to the euro, you would have incurred a 50% loss on a direct investment, but, without the minimum return amount provided by the securities, you would lose all of your investment in the securities. See “How the EUR/USD Exchange Rate and the Currency Return Formula Work” and “Hypothetical Examples” above. In addition, if you had invested directly in U.S. dollar, you could have received interest on that investment. By contrast, the securities do not pay interest.

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If an exchange rate that is expressed as the number of euros per 1 U.S. dollar is used to calculate the currency return, the return on the securities will be materially different from the results obtained using the EUR/USD exchange rate. For purposes of the securities, the performance of the U.S. dollar relative to the euro will be measured based on the currency return formula set forth on the cover page of this pricing supplement, which is based on a EUR/USD exchange rate that is expressed as the number of U.S. dollars per 1 euro. If an exchange rate that is expressed as the number of euros per 1 U.S. dollar were used instead, the performance of the U.S. dollar relative to the euro will be measured based on a different currency return formula, and as a result, the return on the securities will be materially different from the results obtained using the EUR/USD exchange rate.

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The securities are subject to the credit risk of Citigroup Inc. Any payment on the securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

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The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

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The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to

November 2014	PS-5

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the EUR/USD exchange rate and interest rates in those European Union countries that have adopted the euro as their official currency (each, a “eurozone country” and, collectively, the “eurozone”) and the United States. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

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The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

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The value of your securities prior to maturity will fluctuate based on many unpredictable factors. Prior to maturity, the value of your securities will fluctuate based on the EUR/USD exchange rate at that time and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

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Exchange rate. We expect that the value of the securities at any time prior to maturity will depend substantially on the EUR/USD exchange rate at that time. If the EUR/USD exchange rate increases (reflecting depreciation of the U.S. dollar relative to the euro) following the pricing date, the value of your securities will also likely decline. Even at a time when the EUR/USD exchange rate is less than the initial exchange rate (reflecting appreciation of the U.S. dollar relative to the euro), the value of your securities may nevertheless be less than the stated principal amount of your securities because of expectations that the EUR/USD exchange rate will continue to fluctuate over the term of the securities, among other reasons.

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Volatility of the EUR/USD exchange rate. Volatility refers to the magnitude and frequency of changes in the EUR/USD exchange rate over any given period. Any increase in the expected volatility of the EUR/USD exchange rate may adversely affect the value of the securities.

■	Interest rates. We expect that the value of the securities will be affected by changes in interest rates in the United States and the eurozone countries.

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Time remaining to maturity. At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the EUR/USD exchange rate over that period.

November 2014	PS-6

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

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Creditworthiness of Citigroup Inc. The securities are subject to the credit risk of Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

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The securities are subject to currency exchange rate risk with respect to the U.S. dollar relative to the euro. Fluctuations in the exchange rate between the U.S. dollar and the euro will affect the value of and your return on the securities. The exchange rate between any two currencies is influenced by numerous factors, including the supply of and demand for the currencies, government policy, intervention or actions, political or economic developments and the actions of currency speculators. Of particular importance to potential exchange rate risk are: (i) existing and expected rates of inflation in the United States and the eurozone countries; (ii) existing and expected interest rate levels in the United States and the eurozone countries; (iii) the balance of payments between the United States and the eurozone countries; (iv) growth rates in the United States and the eurozone countries; and (v) the extent of governmental surpluses or deficits in the United States and the eurozone countries. These factors are expected to affect the exchange rate between the U.S. dollar and the euro.

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The exchange rate between U.S. dollar and the euro is subject to particular risks. Your return on the securities will depend on the performance of the U.S. dollar relative to the euro. As the currency of the eurozone, the euro is subject to increased risk. A number of the eurozone countries are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions. The eurozone countries that are not currently experiencing a financial crisis may do so in the future as a result of developments in other eurozone countries. The economic ramifications of this financial crisis, and its effects on the strength of the euro, are impossible to predict. This uncertainty may contribute to significant volatility in the exchange rate between U.S. dollar and the euro, and adverse developments affecting the eurozone countries may affect the EUR/USD exchange rate in a way that adversely affects the value of and return on the securities.

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Distortions or disruptions of market trading in the U.S. dollar or the euro may adversely affect the value of and return on the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the value of the U.S. dollar relative to the euro and, therefore, the value of and return on the securities. In addition, if a market disruption event occurs on the valuation date, the valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If a market disruption event occurs on the valuation date and the valuation date is not postponed, the calculation agent will determine the EUR/USD exchange rate on the valuation date in good faith and in a commercially reasonable manner. The calculation agent’s determination of the EUR/USD exchange rate in this circumstance may result in an unfavorable return on the securities.

■
Currency exchange rate risks can be expected to heighten in periods of financial or political turmoil. In periods of financial or political turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions, and it may move into regions that are perceived to offer greater safety. For example, if the euro is perceived to be a safer investment than the U.S. dollar following a financial or political event, resulting in a sudden capital inflow to the eurozone countries, it could cause the U.S. dollar to weaken relative to the euro, which would adversely affect the value of and return on the securities.

■
Currencies trade around the clock, but the securities will not.  The inter-bank market in foreign currencies is a global, around-the-clock market. However, if you seek to sell your securities prior to maturity, you will be able to do so (if at all) only during business hours in the United States. Therefore, significant movements may take place in the level of the EUR/USD exchange rate at times when you will not be able to sell your securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies, which may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

■
Currency exchange rates are determined in a manner that is less transparent and more susceptible to distortion and manipulation than the market prices of other assets, such as stocks. Unlike other assets such as stocks, currencies are not traded on regulated exchanges, and there is not a single market-determined rate that is universally accepted as the official exchange rate on a given day. The EUR/USD exchange rate used for purposes of the securities on a given day is determined by a private company, without the transparency and regulatory oversight that applies to the determination of other asset prices, like exchange-traded stock prices.

November 2014	PS-7

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

Furthermore, foreign currency trading is highly concentrated among a small number of market participants. Our affiliates are among the largest participants in foreign currency trading markets. Trading activities by a small number of market participants, including our affiliates, may therefore have a significant effect on exchange rates. The concentration of trading among a small number of market participants, combined with the lack of transparency and regulatory oversight, creates the potential for a small number of market participants to have a distorting effect on exchange rates, including as a result of activities intended to manipulate exchange rates. In fact, regulators in various countries have recently investigated alleged manipulation on the part of a number of significant market participants in connection with the determination of currency exchange rates. If any distortions in exchange rates resulting from these or other factors occurred in the past, the historical EUR/USD exchange rates included in this pricing supplement could have been affected. If any such distortion occurs on the pricing date or on the valuation date, the initial exchange rate or the final exchange rate could be affected in a manner that has an adverse effect on your return on the securities.

In light of recent allegations of manipulation of foreign currency markets, it is possible that regulators will impose new rules on foreign currency trading or that changes will occur in the manner in which the EUR/USD exchange rate is determined. It is impossible to predict whether any such changes will occur or what their effects will be. It is possible, however, that any such changes could reduce liquidity in the foreign exchange markets or otherwise adversely affect the return on the securities.

■
The historical exchange rate is not an indication of its future performance. The historical performance of the exchange rate between the U.S. dollar and the euro, which is included in this pricing supplement, should not be taken as an indication of future exchange rates during the term of the securities. It is impossible to predict whether the U.S. dollar will appreciate or depreciate against the euro.

■
The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities. Citibank, N.A., the calculation agent for the securities, is an affiliate of ours and will determine the EUR/USD exchange rate on the valuation date and the amount owed to you at maturity. In addition, if certain events occur, Citibank, N.A. will be required to make certain discretionary judgments that could significantly affect your payment at maturity. In making these judgments, Citibank, N.A.’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. Such judgments could include, among other things:

■	determining whether a market disruption event has occurred;

■	if a market disruption event occurs on the valuation date, determining whether to postpone the valuation date;

■	if a market disruption event occurs on the valuation date and the valuation date is not postponed, determining the EUR/USD exchange rate; or

■	if a succession event occurs, selecting a successor currency and making related adjustments to the terms of the securities.

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any payment owed to you under the securities.

■
The offering of the securities does not constitute a recommendation of the U.S. dollar by CGMI or its affiliates.  You should not take the offering of the securities as an expression of our or our affiliates’ views regarding how the U.S. dollar will perform relative to the euro in the future or as a recommendation to invest in the U.S. dollar, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities, including short positions with respect to the U.S. dollar. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

■
Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the EUR/USD exchange rate.  CGMI and other of our affiliates may publish research from time to time relating to the U.S. dollar and the euro. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence the exchange rate between U.S. dollar and the euro, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the U.S. dollar and the euro and the merits of investing in the securities.

■
Hedging and trading activity by our affiliates could potentially affect the value of the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who in turn have taken positions in or with respect to the U.S. dollar and the euro and may adjust such positions during the term of the securities. Our affiliates also trade the U.S. dollar and the euro and financial instruments related to the U.S. dollar and the euro on a regular basis as part of their general trading and other businesses. Any of these hedging or trading activities at or prior to the pricing date

November 2014	PS-8

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

could increase the value of the euro relative to the U.S. dollar at the time of your initial investment and, as a result, the value that the U.S. dollar must attain relative to the euro on the valuation date before you would receive a positive return at maturity on the securities. Additionally, such hedging or trading activities on or near the valuation date could potentially affect the EUR/USD exchange rate on the valuation date and, therefore, adversely affect your payment at maturity. Our affiliates are among the largest participants in the foreign currency trading markets.

■
If a succession event occurs, a successor currency may be substituted for the U.S. dollar or the euro.  A succession event will occur if (i) the U.S. dollar or the euro is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency, or (ii) the euro ceases to be used by the eurozone as the single common currency, no other single common currency is adopted in its place, and the eurozone countries go on to use different local currencies. As more fully described under “Additional Terms of the Securities” in this pricing supplement, if a succession event occurs, the U.S. dollar or the euro will be replaced with a successor currency. We can give you no assurance as to the performance of any such successor currency or as to the impact on the performance of the securities of the occurrence of a succession event. The occurrence of a succession event may have a significant adverse effect on the performance of the securities.

Historical Information About the EUR/USD Exchange Rate

The following table sets forth the published high, low and end-of-quarter exchange rates, expressed as the amount of U.S. dollar per 1 euro, for each quarter in the period from January 2, 2009 through November 25, 2014. The related graph sets forth the exchange rate for each day such rate was available for that same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The exchange rates published by Bloomberg Financial Markets may differ from the rates determined pursuant to the definition of the EUR/USD exchange rate on the cover page of this pricing supplement. You cannot predict the future performance of the U.S. dollar relative to the euro based on its historical performance. We cannot give you any assurance as to the performance of the U.S. dollar relative to the euro over the term of the securities.

Any decrease in the exchange rate shown in the table and graph below represents appreciation of the U.S. dollar relative to the euro, and any increase in the exchange rate shown in the table and graph below represents depreciation of the U.S. dollar relative to the euro.

Exchange Rates	High	Low	Period End
2009
First Quarter	1.3921	1.2530	1.3250
Second Quarter	1.4303	1.2921	1.4033
Third Quarter	1.4790	1.3884	1.4640
Fourth Quarter	1.5134	1.4249	1.4321
2011
First Quarter	1.4513	1.3273	1.3510
Second Quarter	1.3653	1.1923	1.2238
Third Quarter	1.3634	1.2527	1.3634
Fourth Quarter	1.4207	1.2983	1.3384
2011
First Quarter	1.4226	1.2907	1.4158
Second Quarter	1.4830	1.4048	1.4502
Third Quarter	1.4539	1.3387	1.3387
Fourth Quarter	1.4189	1.2941	1.2961
2012
First Quarter	1.3458	1.2667	1.4158
Second Quarter	1.3321	1.2365	1.4502
Third Quarter	1.3130	1.2061	1.3387
Fourth Quarter	1.3244	1.2704	1.2961
2013
First Quarter	1.3640	1.2780	1.2819
Second Quarter	1.3392	1.2820	1.3010
Third Quarter	1.3530	1.2781	1.3527
Fourth Quarter	1.3802	1.3367	1.3743
2014
First Quarter	1.3934	1.3486	1.3769
Second Quarter	1.3928	1.3532	1.3692

November 2014	PS-9

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

Exchange Rates	High	Low	Period End
Second Quarter	1.3928	1.3532	1.3692
Third Quarter	1.3679	1.2631	1.2631
Fourth Quarter (through November 25, 2014)	1.2823	1.2393	1.2424
The EUR/USD exchange rate on November 25, 2014 was 1.2424.

Historical Exchange Rate January 2, 2009 to November 25, 2014

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

Postponement of the Valuation Date; Postponement of the Maturity Date

If the scheduled valuation date is not a currency business day, the valuation date will be postponed to the next succeeding currency business day. In addition, if a market disruption event (as defined under “—Definition of Market Disruption Event” below) occurs or is continuing on the scheduled valuation date, the calculation agent may, but is not required to, postpone the valuation date to the next succeeding currency business day on which no market disruption event occurs or is continuing. However, in no event will the scheduled valuation date be postponed more than five currency business days after the originally scheduled valuation date as a result of a market disruption event occurring or continuing on the scheduled valuation date. If a market disruption event occurs or is continuing on the scheduled valuation date and the valuation date is not postponed, the EUR/USD exchange rate on the valuation date will be determined by the calculation agent in good faith and in a commercially reasonable manner, taking into account the latest quotation for the EUR/USD exchange rate to the extent reasonably available and any other information that it deems relevant.

If the valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the valuation date as postponed. No interest will be payable as a result of the delay in payment.

A “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in New York, New York, London, England and Frankfurt, Germany and (b) banking institutions in New York, New York, London, England and Frankfurt, Germany are not otherwise authorized or required by law, regulation or executive order to close.

November 2014	PS-10

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

Definition of Market Disruption Event

A “market disruption event” means the occurrence or existence of any of the following:

(a)      a convertibility event;

(b)      a deliverability event;

(c)      a liquidity event;

(d)      a taxation event;

(e)      a discontinuity event; or

(f)      a price source disruption event,

in each case, which the calculation agent determines is material, as determined by the calculation agent in its sole discretion.

A “convertibility event” means an event or circumstance that, in effect, prevents, restricts or delays a market participant’s ability to:

(i)	convert any amount of U.S. dollar into euro or vice versa through customary legal channels; or

(ii)	convert any amount of U.S. dollar into euro or vice versa at a rate at least as favorable as the rate for domestic institutions located in the United States or the eurozone.

A “deliverability event” means an event or circumstance that has the effect of preventing, restricting or delaying a market participant from:

(i)	delivering U.S. dollar or euro from accounts inside the United States or a eurozone country, as applicable, to accounts outside the United States or that eurozone country, as applicable; or

(ii)
delivering U.S. dollar or euro between accounts inside the United States or a eurozone country, as applicable, to a party that is a non-resident of the United States or that eurozone country, as applicable.

A “liquidity event” means (i) the imposition by the United States (or any political subdivision or regulatory authority thereof) or the European Central Bank (or another regulatory authority of the eurozone) or any eurozone country (or any political subdivision or regulatory authority of any eurozone country) (each, a “relevant country”) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in a relevant country by a non-resident of that relevant country), or the existence thereof, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in U.S. dollars or euro or (ii) the occurrence of any event or the existence of any circumstance that has the effect of preventing, restricting, or delaying a market participant's ability to obtain U.S. dollar or euro or obtain a firm quote for the purchase or sale of any amount of U.S. dollar or euro.

A “taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof) of any changes to the laws or regulations relating to foreign investment in the relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in U.S. dollars or euro.

A “discontinuity event” means any action taken by a relevant country that has the effect of materially restricting fluctuations in the level of the EUR/USD exchange rate or materially altering any prior actions or practice designed to restrict fluctuations in the level of the EUR/USD exchange rate, as determined by the calculation agent in good faith and in a commercially reasonable manner.

A “price source disruption event” means the non-publication or unavailability of the EUR/USD exchange rate on the applicable Reuters page (or any substitute page) at the applicable time as specified on the cover page of this pricing supplement for the determination of the EUR/USD exchange rate.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event has occurred; (ii) if a market disruption event occurs on the scheduled valuation date, determining whether to postpone that valuation date; and (iii) if a market disruption event occurs on the valuation date and the valuation date is not postponed, determining the EUR/USD exchange rate on that day. In

November 2014	PS-11

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Succession Events

A “succession event” means the occurrence of either of the following events:

(a)	the U.S. dollar or the euro is lawfully eliminated and replaced with, converted into, redenominated as or exchanged for another currency; or

(b)	the euro ceases to be used by the eurozone as the single common currency, no other single common currency is adopted in its place, and the eurozone countries go on to use different local currencies.

We refer to the applicable currency with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)
in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)
in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from the discontinuance of the euro as a common currency and its replacement with local currencies that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the EUR/USD exchange rate and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event, the initial exchange rate will be adjusted so that the new initial exchange rate will equal the product of:

■	the original initial exchange rate; and

■
a ratio of the successor currency to the former currency, which ratio will be calculated on the basis of the exchange rate set forth by the relevant country or economic region of the former currency for converting the former currency into the successor currency on the effective date of the succession event, as determined by the calculation agent.

In the event that the exchange rate is not publicly announced by the relevant country or economic region, the initial exchange rate will be adjusted by the calculation agent in good faith and in a commercially reasonable manner.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters or Bloomberg page for purposes of determining the final exchange rate. To the extent the market convention for quoting the exchange rate for the applicable currency pair is different from the market convention for the EUR/USD exchange rate, the calculation agent will apply all calculations in a manner consistent with the original market convention in accounting for any adjustments resulting from a succession event.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date was the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the securities. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the securities. Citibank, N.A. is obligated to carry out its

November 2014	PS-12

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

duties and functions as calculation agent in good faith and using its reasonable judgment. See “Risk Factors Relating to the Securities—The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities” in this pricing supplement.

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, although the matter is not free from doubt, the securities will be treated as debt for U.S. federal income tax purposes. Based on current market conditions, the securities should be subject to the “contingent payment debt instrument” regulations, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of 2.438%, compounded semi-annually, and that the projected payment schedule with respect to a security consists of a single payment of $1,128.891 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2014	$2.031	$2.031
January 1, 2015 through June 30, 2015	$12.213	$14.245
July 1, 2015 through December 31, 2015	$12.362	$26.607
January 1, 2016 through June 30, 2016	$12.513	$39.120
July 1, 2016 through December 31, 2016	$12.665	$51.785
January 1, 2017 through June 30, 2017	$12.820	$64.605
July 1, 2017 through December 31, 2017	$12.976	$77.581
January 1, 2018 through June 30, 2018	$13.134	$90.715
July 1, 2018 through December 31, 2018	$13.294	$104.009
January 1, 2019 through June 30, 2019	$13.456	$117.465
July 1, 2019 through the maturity date	$11.426	$128.891

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the securities, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

November 2014	PS-13

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities and assets of a Plan.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of

November 2014	PS-14

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, (C) the holding of the securities, or (D) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $12.50 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $12.50 for each $1,000 security they sell. Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive  a fixed selling concession, of $12.50 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $12.50 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the level of the EUR/USD exchange rate and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

November 2014	PS-15

Citigroup Inc.
Currency-Linked Partial Principal at Risk Securities Due December 2, 2019 Based on the Performance of the U.S. Dollar Relative to the Euro (Bullish USD/Bearish EUR)

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel-Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel-Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2014	PS-16